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                                                                   EXHIBIT 99.18


                               IRREVOCABLE PROXY


     The undersigned, Brian Fargo, as record owner of 3,571,378 shares (the "Shares") of the Common Stock of INTERPLAY ENTERTAINMENT CORP., a Delaware corporation (the "Company"), hereby revokes all previous proxies and irrevocably designates TITUS INTERACTIVE SA ("Titus") as proxy of the undersigned (the "Proxy"), to (a) attend and vote at any and all meetings of the stockholders of the Company, (b) execute any and all written consents of stockholders of the Company and (c) otherwise act for the undersigned with respect to the Shares in the same manner and with the same effect as if the undersigned were personally present at any such meeting and voting the Shares, or personally acting on any such matters submitted to stockholders for approval or consent, in favor of the transactions contemplated by that certain Stock Purchase Agreement dated as of April 14, 2000 (the "Purchase Agreement") between the Company and Brian Fargo, including the issuance of 719,424 shares of Series A Preferred Stock and warrants to purchase an aggregate of 500,000 shares of the Company's Common Stock (collectively, the "Transaction").

     The undersigned authorizes the Proxy to substitute any other person to act hereunder (provided that such substitution is in connection with the merger of the Proxy with another entity or the sale of all or substantially all of the Proxy's assets to another entity), and to file this irrevocable proxy and any such substitute with the Secretary of the Company.

     This proxy is irrevocable until December 31, 2001 and is coupled with an interest, and is given in consideration of the making of an equity investment in the Company by Titus pursuant to the terms and conditions of the Purchase Agreement.



Dated:  April 14, 2000                           /s/ Brian Fargo
                                                 ------------------------
                                                     Brian Fargo